THE DREYFUS/LAUREL FUNDS, INC.
                              AMENDED SERVICE PLAN

      INTRODUCTION: It has been proposed that the above-captioned investment company (the "Company"), consisting of distinct portfolios of shares (each a "Fund"), adopt a Service Plan (the "Plan") relating to its Class B shares, Class C shares and Class T shares, respectively, in accordance with Rule 12b-1 promulgated under the Investment Company Act of 1940, as amended (the "Act"). Under the Plan, a Fund would pay for the provision of services to shareholders of Class B shares, Class C shares and Class T shares, respectively, of the Fund (each such Fund as set forth on Exhibit A hereto, as such Exhibit may be revised from time to time). The Distributor would be permitted to pay certain financial institutions, securities dealers and other industry professionals (collectively, "Service Agents") in respect of these services. The fee under the Plan with respect to a particular Class of a Fund is intended to be a "service fee" as defined in Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. Pursuant to the Act and said Rule 12b-1, this written plan describing all material aspects of the proposed financing is being adopted by the Company, on behalf of each Fund.

      The Company's Board, in considering whether a Fund should implement a written plan with respect to its Class B shares, Class C shares and Class T shares, respectively, has requested and evaluated such information as it deemed necessary to make an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Fund assets attributable to its Class B shares, Class C shares and Class T shares, respectively, for such purposes.

      In voting to approve the implementation of such a plan with respect to a Fund's Class B shares, Class C shares and Class T shares, respectively, the Board members have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and the holders of its Class B shares, Class C shares and Class T shares, respectively.

      THE PLAN: The material aspects of this Plan as it relates to a particular Class of a Fund are as follows:

       1. A Fund shall pay an amount equal to an annual rate of 0.25 of 1% of the value of the Fund's average daily net assets attributable to its Class B shares, Class C shares and Class T shares, respectively, to (a) Dreyfus Service Corporation ("DSC"), or any affiliate thereof designated by it, in respect of shares of a particular Class held of record by DSC, and (b) the Distributor, in respect of shares of a particular Class held of record by any other person. Such payments shall be for the provision of personal services to shareholders of and/or the maintenance of shareholder accounts in a particular Class of a Fund. The Distributor shall determine the amounts to be paid to Service Agents and the basis on which such payments will be made. Payments to a Service Agent are subject to compliance by the Service Agent with the terms of any related Plan agreement between the Service Agent and the Distributor.

       2. For purposes of determining the fee payable under this Plan with respect to a particular Class of a Fund to which it relates, the value of the Fund's net assets attributable to its Class B shares, Class C shares and Class T shares, respectively, shall be computed in the manner specified in the Company's charter documents as then in effect or in the Company's then current Prospectus and Statement of Additional Information for the computation of the value of the Fund's net assets attributable to Class B shares, Class C shares and Class T shares, respectively.

       3. The Company's Board shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan with respect to a particular Class of a Fund to which it relates. The report shall state the purpose for which the amounts were expended.

       4. This Plan shall become effective with respect to a particular Class of a Fund to which it relates upon the approval by: (a) the holders of at least a majority of the Fund's outstanding voting shares of that Class if adopted after the public offering of such shares or the sale of such shares to persons who are not affiliated persons of the Company, affiliated persons of such persons, promoters of the company, or affiliated persons of such promoters (as such terms are defined in the Act); and (b) a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

       5. This Plan shall continue with respect to a particular Class of a Fund to which it relates for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue with respect to that Class automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4(b) hereof.

       6. This Plan may be amended, with respect to a particular Class of a Fund to which it relates, at any time by the Company's Board, provided that (a) any amendment to increase materially the costs that a particular Class of a Fund may bear pursuant to this Plan shall be effective only upon approval by a vote of the holders of a majority of the Fund's outstanding voting shares of that Class, and (b) any material amendments of the terms of this Plan as it relates to a particular Class of a Fund shall become effective only upon approval as provided in paragraph 4(b) hereof.

       7. This Plan may be terminated, with respect to a particular Class of a Fund to which it relates, without penalty at any time by (a) a vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) a vote of the holders of a majority of the Fund's outstanding voting shares of that Class. This Plan may remain in effect with respect to a particular Class of a Fund even if the Plan has been terminated in accordance with this paragraph 7 with respect to any other Class.

       8. While this Plan is in effect, the selection and nomination of Board members who are not "interested persons" (as defined in the Act) of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan shall be committed to the discretion of the Board members who are not "interested persons".

       9. The Company will preserve copies of this Plan, any related agreement and any report made pursuant to paragraph 3 hereof, for a period of not less than six (6) years from the date of this Plan, such agreement or report, as the case may be, the first two (2) years of such period in an easily accessible place.

      IN WITNESS WHEREOF, the Company has adopted this Plan as of this 19th day of December, 1994, as amended October 23, 1997 and November 20, 1997.

                                      AMENDED


                                     Exhibit A


      CLASS B SHARES AND CLASS C SHARES
      ---------------------------------

      Dreyfus Premier Balanced Fund
      Dreyfus Premier Small Company Stock Fund
      Dreyfus Premier Limited Term Income Fund
      Dreyfus Premier Large Company Growth Fund
      Dreyfus Premier Tax Advantaged Growth Fund
      Dreyfus Disciplined Midcap Stock Fund (renamed Dreyfus Premier Midcap
            Stock Fund effective January 16, 1998)
      Dreyfus Disciplined Equity Income Fund (renamed Dreyfus Premier Large
            Company Stock Fund effective January 16, 1998)


      CLASS T SHARES
      --------------

      Dreyfus Premier Tax Managed Growth Fund













                                       3